CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports Fourth Quarter and Full Year 2020 Results
Company Reinstates Dividend and Provides 2021 Earnings Guidance

Houston, TX, February 25, 2021 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the fourth quarter and year ended December 31, 2020.

For the year ended December 31, 2020, USPH’s Operating Results (as defined below), including Relief Funds (defined below), was $38.4 million, or $2.99 per diluted share, as compared to $36.0 million, or $2.82 per diluted share, in 2019.  For the fourth quarter ended December 31, 2020, USPH’s Operating Results, including Relief Funds, was $13.9 million, or $1.08 per diluted share, as compared to $8.2 million, or $0.64 per diluted share, in the fourth quarter of 2019. For the year ended December 31, 2020, USPH’s Operating Results (as defined below), excluding Relief Funds, was $30.6 million, or $2.39 per diluted share, as compared to $36.0 million, or $2.82 per diluted share in 2019.  For the fourth quarter ended December 31, 2020, USPH’s Operating Results, excluding Relief Funds, was $10.9 million, or $0.85 per diluted share, as compared to $8.2 million, or $0.64 per diluted share, in the fourth quarter of 2019. Operating Results, a non-Generally Accepted Accounting Principles (“GAAP”) measure, equals net income attributable to USPH shareholders per the consolidated statements of income plus charges incurred for clinic closure costs, less gain on the sale of partnership interests and clinics, plus allocated non-controlling interests, and excludes expenses incurred for the CFO transition, all net of taxes. The earnings per share from Operating Results also excludes the impact of the revaluation of redeemable non-controlling interest. See table on page 13.

For the year ended December 31, 2020, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $35.2 million as compared to $40.0 million for the comparable period of 2019.  For the fourth quarter ended December 31, 2020, USPH’s net income attributable to its shareholders was $13.0 million, as compared to $7.9 million in the fourth quarter of 2019. Inclusive of the charge for revaluation of non-controlling interest, net of taxes, used to compute diluted earnings per share, in accordance with GAAP, the amount is $31.8 million, or $2.48 per share, for 2020 as compared to $31.3 million, or $2.45 per share, for 2019.  Inclusive of the charge for revaluation of non-controlling interest, net of taxes, used to compute diluted earnings per share in accordance with GAAP, the amount is $8.7 million, or $0.68 per share, for the fourth quarter of 2020 as compared to $7.1 million, or $0.55 per share, for the fourth quarter of 2019.  In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of taxes, is not included in net income but charged directly to retained earnings; however, the charge or credit for this change is included in the earnings per basic and diluted share calculation.  See the schedule on page 13 for the computation of diluted earnings per share.

As previously disclosed in a series of filings with the SEC and further described in detail in our Quarterly Reports on Form 10-Q for the first three quarters of 2020, the Company’s results were negatively impacted by the effects of the COVID-19 pandemic in 2020.  Following the onset of the pandemic, management took a number of steps to reduce costs, make up for operating losses incurred in March and April, and increase profits subsequently.  The Company’s physical therapy patient volumes increased consistently from May through December 2020, returning to near-normal levels in the fourth quarter of 2020.  The Company’s average physical therapy patient volumes per day per clinic were 26.2, 18.9, 25.8, and 27.7, respectively, in the four quarters of 2020. Physical therapy patient volumes per day per clinic for the fourth quarter of 2020 were 27.7 compared to 28.0 in the fourth quarter of 2019.  The Company’s industrial injury prevention business was less affected by the pandemic in 2020, with revenues higher by $1.7 million, or 4.6%, in 2020 as compared to 2019, including an acquisition closed in April 2019.

U.S. Physical Therapy Press Release	Page 2
February 25, 2021

Year 2020 Compared to Year 2019

•
 Reported net revenues for year ended December 31, 2020 (“2020”) was $423.0 million as compared to $482.0 million for the year ended December 31, 2019 (“2019”).  See table below for a detail of reported net revenues (in thousands):

	For the Year Ended
	December 31, 2020	December 31, 2019
Revenues:
Net patient revenues	$373,340	$433,345
Management contract revenue	8,410	8,676
Other patient revenues	2,020	2,486
Physical therapy operations	$383,770	$444,507
Industrial injury prevention services	39,199	37,462
	$422,969	$481,969

•
Net patient revenues from physical therapy operations decreased approximately 13.8%, or $60.0 million, to $373.3 million in 2020 from $433.3 million in 2019. Included in net patient revenues are revenues related to clinics sold or closed in 2020 and 2019 of $4.4 million in 2020 and $28.6 million in 2019.  During 2020, the Company sold its interest in 14 clinics and closed 34 clinics. During 2019, the Company sold its interest in a partnership which included 30 clinics and closed 11 clinics.  For comparison purposes, adjusted for revenue from the clinics sold or closed, net patient revenues from physical therapy operations was approximately $369.0 million in 2020, inclusive of $9.7 million related to clinics open or acquired in 2020 (“New Clinics”) and $404.8 million in 2019.  Net patient revenues related to clinics opened or acquired prior to 2020 and not closed or sold (“Mature Clinics”) decreased by $45.5 million in 2020 compared to 2019.  The reduction is largely attributable to the adverse effects of the COVID-19 pandemic. See table below for a detail of net patient revenues from physical therapy operations (in thousands):

	For the Year Ended
	December 31, 2020	December 31, 2019
Related to Mature Clinics	$359,294	$404,784
Related to New Clinics	9,664	-
Related to 2019 sold and closed clinics	-	13,019
Related to 2020 sold and closed clinics	4,382	15,542
	$373,340	$433,345

•
Including all clinics operational during 2020 and 2019, the average net patient revenue per visit was $105.66 and $105.90, respectively. Total patient visits were 3,533,371 in 2020 and 4,091,967 in 2019. The reduction is largely attributable to the adverse effects of the COVID-19 pandemic.

•	Revenue from physical therapy management contracts was $8.4 million in 2020 and $8.7 million in 2019.

•	Revenue from the industrial injury prevention business was $39.2 million in 2020, an increase of $1.7 million, or 4.6%, as compared to $37.5 million in 2019, inclusive of an acquisition in April 2019.

•
Other miscellaneous revenue was $2.0 million in 2020 and $2.5 million in 2019. Other miscellaneous revenue includes a variety of services, including athletic trainers provided for schools and athletic events.

•
Total operating costs, excluding closure costs, were $324.6 million in 2020, as compared to $369.5 million in 2019. Operating costs were 76.7% as a percentage of net revenues in both 2020 and 2019.  Included in operating costs for 2020 was $8.4 million related to New Clinics.  Operating costs for Mature Clinics decreased by $31.3 million in 2020 compared to 2019.  Operating costs related to management contracts decreased by $0.7 million.  Operating costs related to the industrial injury prevention business stayed relatively the same.  Closure costs in the current period of $3.9 million include estimates of remaining lease obligations, derecognition of goodwill and other costs related to closed and sold clinics. See table below for a detail of operating costs, excluding closure costs (in thousands):

	For the Year Ended
	December 31, 2020	December 31, 2019
Physical Therapy Operations
Related to Mature Clinics	$274,781	$306,128
Related to New Clinics	8,416	-
Related to 2019 sold and closed clinics	40	12,283
Related to 2020 sold and closed clinics	5,583	14,588
Physical therapy management contracts	6,654	7,389
Total Physical Therapy Operations	295,474	340,388
Industrial injury prevention services	29,114	29,082
Total operating costs, excluding closure costs	$324,588	$369,470

U.S. Physical Therapy Press Release	Page 3
February 25, 2021

•
Total salaries and related costs, including physical therapy operations and the industrial injury prevention business, decreased by $38.6 million in 2020 as compared to 2019 and were 55.7% of net revenues in 2020 versus 56.9% in 2019. Rent, supplies, contract labor and other costs decreased by $6.0 million in 2020 as compared to 2019 and were 19.9% as a percentage of net revenues in 2020 versus 18.8% in 2019. The provision for credit losses as a percentage of net revenue was 1.1% in 2020 and 1.0% in 2019.

•
Gross profit, excluding closure costs, for 2020 was $98.4 million as compared to $112.5 million in 2019. The gross profit percentage for the Company’s physical therapy clinics was 23.1% in 2020 compared to 23.6% in 2019. The gross profit percentage on physical therapy management contracts increased to 20.9% in 2020 (an increase of 610 basis points) as compared to 14.8% in the 2019. The gross profit for the industrial injury prevention business was $10.1 million, or 25.7% (an increase of 330 basis points), in 2020 as compared to $8.4 million, or 22.4%, in the comparable 2019 period.  The table below details the gross profit, excluding closure costs (in thousands):

	For the Year Ended
	December 31, 2020	December 31, 2019
Gross profit, excluding closure costs:
Physical therapy clinics	$86,540	$102,833
Management contracts	1,755	1,287
Industrial injury prevention services	10,086	8,379
Gross profit, excluding closure costs	$98,381	$112,499

•	Corporate office costs were $42.0 million in 2020 compared to $45.0 million in 2019. Corporate office costs were 9.9% of net revenues for 2020 as compared to 9.3% for 2019.

•
Operating income for 2020 was $52.4 million as compared to $67.4 million for 2019. Operating income as a percentage of net revenue was 12.4% in 2020 compared to 14.0% in 2019.  See discussion above related to effects of COVID-19.

•
Included in other income was the gain of $1.1 million in 2020 resulting from the sale of 14 previously closed clinics and, in 2019, a gain of $5.5 million resulting from the sale of a partnership interest with 30 clinics. Relief funds of $13.5 million are also included in other income in 2020.  See discussion of Relief Funds below.

•	Interest expense was $1.6 million in 2020 and $2.1 million in 2019.

•	The provision for income tax was $13.0 million for 2020 and $13.6 million for 2019. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 27.0% for 2020 and 25.4% for 2019.

    See table below detailing computation of the effective tax rate ($ in thousands):

	For the Year Ended
	December 31, 2020	December 31, 2019

Income before taxes	$65,513	$70,906
Less: net income attributable to non-controlling interests:
Non-controlling interests - permanent equity	(6,122)	(6,561)
Redeemable non-controlling interests - temporary equity	(11,175)	(10,659)
	$(17,297)	$(17,220)

Income before taxes less net income attributable to non-controlling interests	$48,216	$53,686

Provision for income taxes	$13,022	$13,647

Effective tax rate	27.0%	25.4%

•
Net income attributable to non-controlling interests (permanent equity) was $6.1 million in 2020 and $6.6 million in 2019.  Net income attributable to redeemable non-controlling interests (temporary equity) was $11.2 million in 2020 and $10.6 million in 2019.

U.S. Physical Therapy Press Release	Page 4
February 25, 2021

Fourth Quarter 2020 Compared to Fourth Quarter 2019

•	Reported net revenues in the three months ended December 31, 2020 (“2020 Fourth Quarter”) was $117.5 million as compared to $122.1 million in the three months ended December 31, 2019 (“2019 Fourth Quarter”). See table below for a detail of reported net revenues (in thousands):

	Three Months Ended
	December 31, 2020	December 31, 2019
Revenues:
Net patient revenues	$104,537	$108,941
Management contract revenue	2,666	2,142
Other patient revenues	613	705
Physical therapy operations	107,816	111,788
Industrial injury prevention services	9,650	10,326
	$117,466	$122,114

•	Net patient revenues from physical therapy operations decreased $4.4 million, or 4.0%, to $104.5 million in 2020 Fourth Quarter from $108.9 million in 2019 Fourth Quarter. Included in net patient revenues are revenues related to clinics sold or closed in 2020 and 2019 of $0.2 million in Fourth Quarter 2020 and $3.7 million in Fourth Quarter 2019. During 2020, the Company sold its interest in 14 clinics and closed 34 clinics. During 2019, the Company sold its interest in a partnership which included 30 clinics and closed 11 clinics. For comparison purposes, adjusted for revenue from the clinics sold or closed, net patient revenues from physical therapy operations was approximately $104.4 million in Fourth Quarter 2020, inclusive of $3.9 million related to New Clinics, and $105.2 million in Fourth Quarter 2019. Net patient revenues related to Mature Clinics decreased $4.7 million in Fourth Quarter 2020 compared to Fourth Quarter 2019. The reduction is largely attributable to the adverse effects of the COVID-19 pandemic. See table below for a detail of net patient revenues from physical therapy operations (in thousands):

	Three Months Ended
	December 31, 2020	December 31, 2019
Related to Mature Clinics	$100,495	$105,237
Related to New Clinics	3,882	-
From 2019 sold and closed clinics	3	4
From 2020 sold and closed clinics	157	3,699
	$104,537	$108,940

•
The average net patient revenue per visit was $107.05 for the 2020 Fourth Quarter as compared to $105.10 for the 2019 period, including all clinics operational during such periods,. The 2020 Fourth Quarter includes a slight adjustment to net rate for earlier 2020 periods.  Including the adjustment, the Company’s net rate for full year 2020 was $105.66 which compares to $105.90 for full year 2019.  Total patient visits were 976,492 in the 2020 Fourth Quarter and 1,036,516 for the 2019 Fourth Quarter.

•	Revenue from physical therapy management contracts was $2.7 million for the 2020 Fourth Quarter as compared to $2.1 million in the 2019 Fourth Quarter.

•	Revenue from the industrial injury prevention business was $9.7 million in the 2020 Fourth Quarter, as compared to $10.3 million in the 2019 Fourth Quarter. The decrease is attributable to the adverse effects of the COVID-19 pandemic.

•
Other miscellaneous revenue was $0.6 million in the 2020 Fourth Quarter and $0.7 million in the 2019 Fourth Quarter.  Other miscellaneous revenue includes a variety of services, including athletic trainers provided for schools and athletic events.

•
Total operating costs, excluding closure costs, were $88.3 million in  the 2020 Fourth Quarter, or 75.2% of net revenues, a reduction of 270 basis points as compared to $95.1 million in the 2019 Fourth Quarter, or 77.9% of net revenues. Included in operating costs for the 2020 Fourth Quarter was $3.9 million related to New Clinics, of which $2.1 million  is associated with acquired clinics in 2020.  Operating costs for Mature Clinics decreased by $6.6 million in the Fourth Quarter 2020 compared to the Fourth Quarter 2019.  In addition, operating costs related to the industrial injury prevention business decreased by $0.9 million.  See table below for a for a detail of operating costs, excluding closure costs (in thousands):

	Three Months Ended
	December 31, 2020	December 31, 2019
Physical Therapy Operations
Related to Mature Clinics	$74,821	$81,449
Related to New Clinics	3,908	-
Related to 2019 closed and sold clinics	-	1
Related to 2020 closed and sold clinics	266	3,652
Physical therapy management contracts	2,072	1,834
Total Physical Therapy Operations	81,067	86,936
Industrial injury prevention services	7,275	8,206
Total operating costs, excluding closure costs	$88,342	$95,142

U.S. Physical Therapy Press Release	Page 5
February 25, 2021

•	Total salaries and related costs, including physical therapy operations and the industrial injury prevention business, were 55.9% of net revenues in the 2020 Fourth Quarter versus 57.8% in the 2019 Fourth Quarter. Rent, supplies, contract labor and other costs as a percentage of net revenues were 18.2% in the 2020 Fourth Quarter versus 19.0% in the 2019 Fourth Quarter. The provision for credit losses as a percentage of net revenue was 1.1% in the 2020 Fourth Quarter and 1.2% in the 2019 Fourth Quarter.

•	Gross profit for the 2020 Fourth Quarter, excluding closure costs, was $29.1 million, an increase of $2.2 million, or approximately 8.0%, as compared to $27.0 million in the 2019 Fourth Quarter. The gross profit percentage, excluding closure costs, was 24.8% of net revenue in the 2020 Fourth Quarter, an increase of 270 basis points as compared to 22.1% in the 2019 Fourth Quarter. The gross profit percentage for the Company’s physical therapy clinics, excluding closure costs, was 24.9% in the 2020 Fourth Quarter, an improvement of 230 basis points as compared to 22.6% in the 2019 Fourth Quarter. The gross profit percentage on physical therapy management contracts was 22.2% in the 2020 Fourth Quarter, up 780 basis points as compared to 14.4% in the 2019 Fourth Quarter. The gross profit percentage for the industrial injury prevention business was 24.6% in the 2020 Fourth Quarter, an improvement of 660 basis points as compared to 18.0% in the 2019 Fourth Quarter. The table below details the gross profit, excluding closure costs (in thousands):

	Three Months Ended
	December 31, 2020	December 31, 2019
Gross profit, excluding closure costs:
Physical therapy clinics	$26,156	$24,803
Management contracts	593	308
Industrial injury prevention services	2,375	1,861
Gross profit, excluding closure costs	$29,124	$26,972

•
Corporate office costs were $10.9 million in the 2020 Fourth Quarter compared to $11.7 million in the 2019 Fourth Quarter. Corporate office costs were 9.3% of net revenues for the 2020 Fourth Quarter as compared to 9.6% for the 2019 Fourth Quarter.

•
Operating income for the 2020 Fourth Quarter was $18.2 million, an increase of  $2.9 million, or 19.1%, as compared to $15.3 million for the 2019 Fourth Quarter. Operating income as a percentage of net revenue increased by 300 basis points from 12.5% in the 2019 period to 15.5% in 2020.

•	Included in other income in the 2020 Fourth Quarter was $5.2 million of Relief Funds. See discussion of Relief Funds below.

•	Interest expense was $203,000 in the 2020 Fourth Quarter and $557,000 in the 2019 Fourth Quarter due to reduced borrowings under the Company’s revolving credit line.

•	The provision for income tax was $4.6 million for the 2020 Fourth Quarter and $2.4 million for the 2019 Fourth Quarter. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 26.0% for the 2020 Fourth Quarter and 23.4% for the 2019 Fourth Quarter. See table below ($ in thousands):

	Three Months Ended
	December 31, 2020	December 31, 2019

Income before taxes	$23,196	$14,439
Less: net income attributable to non-controlling interests:
Non-controlling interests - permanent equity	(2,233)	(1,579)
Redeemable non-controlling interests - temporary equity	(3,364)	(2,507)
	$(5,597)	$(4,086)

Income before taxes less net income attributable to non-controlling interests	$17,599	$10,353

Provision for income taxes	$4,569	$2,424

Effective tax rate	26.0%	23.4%

•
Net income attributable to non-controlling interests (permanent equity) was $2.2 million in the 2020 Fourth Quarter and $1.6 million in the 2019 Fourth Quarter.  Net income attributable to redeemable non-controlling interests (temporary equity) was $3.4 million in the 2020 Fourth Quarter and $2.5 million in the 2019 Fourth Quarter.

U.S. Physical Therapy Press Release	Page 6
February 25, 2021

Medicare Accelerated and Advance Payment Program (“MAAPP Funds”)

In response to the COVID-19 pandemic, the federal government approved the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act allowed for qualified healthcare providers to receive advanced payments under the existing MAAPP Funds during the COVID-19 pandemic. Under this program, healthcare providers could choose to receive advanced payments for future Medicare services provided. The Company applied for and received approval from Centers for Medicare & Medicaid Services (“CMS”) in April 2020. The Company recorded these payments as a liability until all performance obligations have been met as the payments were made on behalf of patients before services were provided. Currently, MAAPP funds received are required to be  applied to future Medicare billings commencing in August 2021, with all such remaining amounts required to be repaid by January 2024. Beginning January 2024, any unpaid balance will begin accruing interest. The Company currently intends to repay funds prior to August 2021.  Included in cash and cash equivalents and accrued liabilities at December 31, 2020 is $14.1 million of MAAPP Funds.

Relief Funds

On March 27, 2020, the CARES Act was enacted. The CARES Act provided additional waivers, reimbursement, grants and other funds to assist health care providers during the COVID-19 pandemic, including $100.0 billion in appropriations for the Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, to be used for preventing, preparing, and responding to the coronavirus, and for reimbursing eligible health care providers for lost revenues and health care related expenses that are attributable to COVID-19.
Through December 31, 2020, the Company’s consolidated subsidiaries received approximately $13.5 million of payments under the CARES Act (“Relief Funds”). Under the Company’s accounting policy, these payments have been recorded as Other income – Relief Funds. For the three months and year ended December 31, 2020, the Company has recognized approximately $5.2 million and $13.5 million, respectively, as Other income – Relief Funds on the accompanying consolidated statement of operations. These funds are not required to be repaid upon attestation and compliance with certain terms and conditions, which could change materially based on evolving grant compliance provisions and guidance provided by the U.S. Department of Health and Human Services. Currently, the Company can attest and comply with the terms and conditions.  The Company will continue to monitor the evolving guidelines and may record adjustments as additional information is released.

Other Financial Measures

For the 2020 Fourth Quarter, the Company's Adjusted EBITDA was $23.5 million compared to $15.3 million in the 2019 Fourth Quarter. For the 2020 Fourth Quarter, the Company's Adjusted EBITDA, excluding Relief Funds, was $18.3 million.

For 2020, the Company's Adjusted EBITDA was $70.0 million compared to $72.8 million in 2019. For 2020, the Company's Adjusted EBITDA, excluding Relief Funds, was $56.5 million.

See definition, explanation and calculation of Adjusted EBITDA in the schedule on pages 12 and 13.

Acquistions in Fourth Quarter 2020

As previously reported, the Company acquired a 75% interest in a three-clinic physical therapy practice in the fourth quarter of 2020 with the practice founder retaining 25%. The purchase price was approximately $9.1 million. The business generates $4.6 million in annual revenue and has approximately 54,000 annual patient visits. The Company’s strategy is to continue acquiring multi-clinic outpatient physical therapy practices, to develop outpatient physical therapy clinics as satellites in existing partnerships and to continue acquiring companies that provide industrial injury prevention services.

Quarterly Dividend Reinstated

In April 2020, the Company announced the suspension of it quarterly dividend to enhance its operational and financial flexibility during the COVID-19 pandemic.  The Company announced today that its Board of Directors has reinstated its quarterly dividend and declared a dividend of $0.35 per share, which is an increase of 9.4% from its previous dividend of $0.32 per share paid in April 2020.  The quarterly dividend of $0.35 per share will be paid on April 9, 2021 to shareholders of record as of March 12, 2021.

Renewal of Credit Agreement

On January 29, 2021, the Company completed the renewal of its bank credit facility, extending the maturity date from November 30, 2021 to November 30, 2025.  The commitment under the facility remains at $125.0 million; however, the accordion feature in the agreement was expanded to provide for capacity up to $150 million. Proceeds from the Credit Agreement may be used for working capital, acquisitions, and for other purposes.

U.S. Physical Therapy Press Release	Page 7
February 25, 2021

Management Provides 2021 Earnings Guidance
Management currently expects the Company’s Operating Results for 2021 to be in the range of $30.9 million to $32.5 million, or $2.40 to $2.52 per share, which considers the following:
•
The previously-announced Medicare rate reduction for the full year of 2021 of approximately 3.5%, which is expected to reduce the Company’s 2021 revenue by approximately $4.5 million, or $0.21 per share after non-controlling interest and taxes

•
The previously-announced cessation of the 2% sequestration relief applied to all Medicare payments effective April 1, 2021, which is expected to reduce the Company’s 2021 revenue, beginning in the second quarter, by approximately $2.0 million, or $0.10 per share after non-controlling interest and taxes

•	Lost revenues related to significant weather-related events in February, primarily in Texas and Tennessee, of approximately $2.8 million, or $0.13 per share after non-controlling interest and taxes
This earnings range is based on an estimated annual effective tax rate of approximately 27.0%.  Please note that the earnings guidance represents projected Operating Results from existing operations and excludes future acquisitions. The 2021 earnings guidance range excludes expenses associated with the previously-announced retirement and replacement of one of the Company’s co-Chief Operating Officers. The annual guidance figures will not be updated unless there is a material development that causes management to believe that Operating Results will be significantly outside the given range.

Management’s Comments

Chris Reading, Chief Executive Officer, said, “It is difficult at best to adequately summarize the year we have just completed.  One thing that isn’t difficult is to highlight the extraordinary efforts of all of our employees across the entirety of our Company for their stellar work during this most challenging and unpredictable year in 2020.  I cannot overstate how impressed I am with the continuous examples of sacrifice, leadership, commitment and resolve that have been evident to me throughout this past year (and continuing) as we face the challenges and opportunities before us.  While I may not be the best person to predict the end of this COVID-19 virus, I am well positioned to say that I believe that the team we have can work through and overcome whatever obstacles come our way.  We also continue to believe that we are well positioned to attract truly excellent partners as we work with grit and strong resolve to grow and scale our Company while we serve those who are entrusted to us with great care.”
Carey Hendrickson, Chief Financial Officer, said, “As a result of the early actions we took when the pandemic began and the outstanding efforts of our team throughout the year, the Company’s net cash flow in 2020 was stronger than initially expected and our results improved consistently from May through December, putting our balance sheet in a strong position as we begin 2021.  We are pleased to reinstate and increase the quarterly dividend and to extend our credit agreement with Bank of America for an additional four years on favorable terms.”

Fourth Quarter 2020 Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on February 25, 2021 to discuss results for the Company's fourth quarter and year ended December 31, 2020. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 4396697 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until May 5, 2021 at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 8
February 25, 2021

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	the multiple effects of the impact of public health crises and epidemics/pandemics, such as the novel strain of COVID-19 (coronavirus) which the financial magnitude cannot be currently estimated;
•	changes as the result of government enacted national healthcare reform;
•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status, including the Medicare reimbursement reductions;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reductions;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third-party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	revenue and earnings expectations;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions;
•	availability and cost of qualified physical therapists;
•	personnel productivity and retaining key personnel;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•
competitive environment in the industrial injury prevention business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

See Risk Factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and the additional risk factor disclosed in our Quarterly Report on Form 10-Q for the period ended March 31, 2020 filed with the SEC on February 28, 2020 and May 21, 2020, respectively.
Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see the other sections of this report and our other periodic reports filed with the Securities and Exchange Commission (the “SEC”) for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement may no longer be accurate.

About U.S. Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. operates 554 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 38 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments. More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 9
February 25, 2021

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		For the Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net patient revenues	$104,537	$108,940	$373,340	$433,345
Other revenues	12,929	13,174	49,629	48,624
Net revenues	117,466	122,114	422,969	481,969
Operating costs:
Salaries and related costs	65,677	70,549	235,629	274,233
Rent, supplies, contract labor and other	21,421	23,143	84,336	90,379
Provision for credit losses	1,244	1,450	4,623	4,858
Closure costs - lease and other	6	13	2,072	25
Closure costs - derecognition of goodwill	-	-	1,859	-
Total operating costs	88,348	95,155	328,519	369,495

Gross profit	29,118	26,959	94,450	112,474

Corporate office costs	10,916	11,673	42,037	45,049
Operating income	18,202	15,286	52,413	67,425

Other income and expense
Relief Funds	5,152	-	13,501	-
Gain on sale of partnership interest and clinics	-	(309)	1,091	5,514
Interest and other income, net	45	19	142	46
Interest expense - debt and other	(203)	(557)	(1,634)	(2,079)
Total other income and expense	4,994	(847)	13,100	3,481
Income before taxes	23,196	14,439	65,513	70,906

Provision for income taxes	4,569	2,424	13,022	13,647

Net income	18,627	12,015	52,491	57,259

Less: net income attributable to non-controlling interests:
Non-controlling interests - permanent equity	(2,233)	(1,579)	(6,122)	(6,561)
Redeemable non-controlling interests - temporary equity	(3,364)	(2,507)	(11,175)	(10,659)
	(5,597)	(4,086)	(17,297)	(17,220)

Net income attributable to USPH shareholders	$13,030	$7,929	$35,194	$40,039

Basic and diluted earnings per share attributable to USPH shareholders	$0.68	$0.55	$2.48	$2.45

Shares used in computation - basic and diluted	12,851	12,774	12,835	12,756

Dividends declared per common share	$-	$0.30	$0.32	$1.14

U.S. Physical Therapy Press Release	Page 10
February 25, 2021

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)
(unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$32,918	$23,548
Patient accounts receivable, less allowance for credit losses of $2,008 and $2,698, respectively	41,906	46,228
Accounts receivable - other	9,039	9,823
Other current assets	3,773	5,787
Total current assets	87,636	85,386
Fixed assets:
Furniture and equipment	55,426	54,942
Leasehold improvements	35,320	33,247
Fixed assets, gross	90,746	88,189
Less accumulated depreciation and amortization	69,081	66,099
Fixed assets, net	21,665	22,090
Operating lease right-of-use assets	81,595	81,586
Goodwill	345,646	317,676
Other identifiable intangible assets, net	56,280	52,588
Other assets	1,539	1,519
Total assets	$594,361	$560,845

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
Current liabilities:
Accounts payable - trade	$1,335	$2,494
Accrued expenses	59,746	30,855
Current portion of operating lease liabilities	27,512	26,486
Current portion of notes payable	4,899	728
Total current liabilities	93,492	60,563
Notes payable, net of current portion	596	4,361
Revolving line of credit	16,000	46,000
Deferred taxes	7,779	10,071
Operating lease liabilities, net of current portion	61,985	60,258
Other long-term liabilities	4,539	141
Total liabilities	184,391	181,394

Redeemable non-controlling interests - temporary equity	132,340	137,750

Commitments and Contingencies (See Note 16)

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 15,066,282 and 14,989,337 shares issued, respectively	151	150
Additional paid-in capital	95,622	87,383
Retained earnings	212,015	184,352
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	276,160	240,257
Non-controlling interests - permanent equity	1,470	1,444
Total USPH shareholders' equity and non-controlling interests	277,630	241,701
Total liabilities, redeemable non-controlling interests, USPH shareholders' equity and non-controlling interests	$594,361	$560,845

U.S. Physical Therapy Press Release	Page 11
February 25, 2021

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)
	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2018
OPERATING ACTIVITIES
Net income including non-controlling interests	$52,491	$57,259	$48,842
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	10,533	10,095	9,755
Provision for credit losses	4,623	4,858	4,603
Equity-based awards compensation expense	7,917	6,985	5,939
Deferred income taxes	(258)	4,651	4,813
Gain on sale of partnership interest	(1,091)	(5,514)	(1,846)
Derecognition of goodwill - closed clinics	1,859	-	-
Other	281	96	167
Changes in operating assets and liabilities:
Decrease (increase) in patient accounts receivable	899	(6,376)	(3,434)
Decrease(increase) in accounts receivable - other	1,661	(2,499)	(1,087)
Decrease (increase) in other assets	4,161	(1,878)	345
Increase (decrease) in accounts payable and accrued expenses	12,427	(4,209)	4,876
Increase (decrease) in other long-term liabilities	4,492	(1,020)	32
Net cash provided by operating activities	99,995	62,448	73,005

INVESTING ACTIVITIES
Purchase of fixed assets	(7,639)	(10,189)	(7,193)
Purchase of majority interest in businesses, net of cash acquired	(23,907)	(30,597)	(16,367)
Purchase of redeemable non-controlling interest, temporary equity	(20,385)	(8,651)	-
Purchase of non-controlling interest, permanent equity	(238)	(428)	(350)
Proceeds on sale of redeemable non-controlling interest, temporary equity	127	207	-
Proceeds on sales of partnership interest, clinics and fixed assets	839	11,665	1
Net cash used in investing activities	(51,203)	(37,993)	(23,909)

FINANCING ACTIVITIES
Distributions to non-controlling interests, permanent and temporary equity	(18,331)	(16,235)	(15,646)
Cash dividends paid to shareholders	(4,110)	(14,555)	(11,664)
Proceeds from revolving line of credit	214,000	145,000	103,000
Payments on revolving line of credit	(244,000)	(137,000)	(119,000)
Payments to settle mandatorily redeemable non-controlling interests	-	-	(265)
Principal payments on notes payable	(1,037)	(1,433)	(4,044)
Medicare Accelerated and Advance Payment Funds	14,054	-
Other	2	(52)	(42)
Net cash used in financing activities	(39,422)	(24,275)	(47,661)

Net increase in cash and cash equivalents	9,370	180	1,435
Cash and cash equivalents - beginning of period	23,548	23,368	21,933
Cash and cash equivalents - end of period	$32,918	$23,548	$23,368

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$7,677	$9,856	$9,183
Interest	$1,202	$1,890	$2,357
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	$1,121	$4,300	$950
Purchase of business - payable to common shareholders of acquired business	$-	$502	-
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	$136	$283	-
Notes payable related to purchase of non-controlling interest, permanent equity	$699	$103	-
Notes receivable related to sale of partnership interest - redeemable non-controlling interest	$-	$2,870	-
Notes receivables related to sale of partnership interest	$994	$-	-

U.S. Physical Therapy Press Release	Page 12
February 25, 2021

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables provide detail of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results, a non-Generally Accepted Accounting Principle (“GAAP”) measure, equals net income attributable to USPH shareholders per the consolidated statements of net income plus charges incurred for closure costs, less gain on the sale of partnership interests and clinics, less allocated non-controlling interests, excludes expenses incurred for the CFO recruitment and charges related to the acceleration of CFO restricted stock, all net of tax.  The earnings per share from Operating Results also excludes the impact of the revaluation of redeemable non-controlling interest.  In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is included in the earnings per basic and diluted share calculation, although it is not included in net income but charged directly to retained earnings.

Management uses Operating Results, which eliminates certain items described above that can be subject to volatility and unusual costs, as one of the principal measures to evaluate and monitor financial performance period over period.  Management believes that Operating Results is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have mandatorily redeemable instruments and therefore have different liability and equity structures.

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, equity-based awards compensation expense and write-off of goodwill related to clinic closures.   Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 13
February 25, 2021
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$13,030	$7,929	$35,194	$40,039
Credit (charges) to retained earnings:
Revaluation of redeemable non-controlling interest	(5,807)	(1,141)	(4,632)	(11,893)
Tax effect at statutory rate (federal and state) of 26.25%	1,524	299	1,216	3,121
	$8,747	$7,087	$31,778	$31,267

Earnings per share (basic and diluted)	$0.68	$0.55	$2.48	$2.45

Adjustments:
Expenses related to CFO transition	1,129	-	1,331	-
Closure costs	6	-	3,931	-
(Gain) adjustment on sale of partnership interest and clinics	-	309	(1,091)	(5,514)
Relief Funds	(5,151)	-	(13,500)	-
Allocation to non-controlling interest	1,139	-	3,116	-
Revaluation of redeemable non-controlling interest	5,807	1,141	4,632	11,893
Tax effect at statutory rate (federal and state) of 26.25%	(769)	(380)	415	(1,674)
Operating Results (without Relief Funds)	$10,908	$8,157	$30,612	$35,972

Relief Funds	5,151	-	13,500	-
Allocation to non-controlling interest	(1,140)	-	(2,893)	-
Tax effect at statutory rate (federal and state) of 26.25%	(1,053)	-	(2,784)	-
Operating Results (including Relief Funds)	$13,866	$8,157	$38,435	$35,972

Basic and diluted Operating Results (without Relief Funds) per share	$0.85	$0.64	$2.39	$2.82
Basic and diluted Operating Results (including Relief Funds) per share	$1.08	$0.64	$2.99	$2.82

Shares used in computation - basic and diluted	12,851	12,774	12,835	12,756

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net income attributable to USPH shareholders	$13,030	$7,929	$35,194	$40,039

Adjustments:
Depreciation and amortization	2,654	2,718	10,533	10,095
Closure costs - write-off of goodwill	-	-	1,859	-
Relief Funds	(5,151)	-	(13,500)	-
Interest income	(45)	(19)	(142)	(46)
Interest expense - debt and other	203	557	1,634	2,079
Provision for income taxes	5,023	2,424	13,022	13,647
Equity-based awards compensation expense	2,592	1,723	7,917	6,985

Adjusted EBITDA (without Relief Funds)	$18,306	$15,332	$56,517	$72,799

Relief Funds	5,151	-	13,500	-
Adjusted EBITDA	$23,457	$15,332	$70,017	$72,799

U.S. Physical Therapy Press Release	Page 14
February 25, 2021

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF PHYSICAL THERAPY OPERATIONS
CLINIC COUNT

Date	Number of Clinics

March 31, 2019	590
June 30, 2019	564
September 30, 2019	574
December 31, 2019	583

March 31, 2020	567
June 30, 2020	554
September 30, 2020	550
December 31, 2020	554